UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
November 1, 2006
Date of Report (Date of Earliest Event Reported)
ALLERGAN, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation)	1-10269 (Commission File Number)	95-1622442 (IRS Employer Identification Number)
2525 Dupont Drive
Irvine, California 92612
(Address of Principal Executive Offices) (Zip Code)
(714) 246-4500
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
On November 1, 2006, Allergan, Inc. (“Allergan”) issued a press release announcing operating results for the third quarter ended September 29, 2006. In its press release, Allergan included historical and future estimated non-GAAP financial measures, as defined in Regulation G promulgated by the SEC, with respect to the three and nine month periods ended September 29, 2006, as well as the corresponding periods in 2005. Allergan reported the non-GAAP financial measures “adjusted earnings,” “adjusted diluted earnings,” “adjusted earnings per share” and “adjusted diluted earnings per share.” These measures exclude purchase accounting adjustments related to inventory and in-process research and development and integration, transition costs and income taxes associated with the acquisition of Inamed; amortization of acquired intangible assets associated with the acquisition of Inamed; restructuring activities and transition and duplicate operating expenses; a contribution to The Allergan Foundation; the reversal of interest expense related to resolution of uncertain tax positions; an unfavorable income tax adjustment for a previously filed income tax return currently under examination; a decrease in the amount of income taxes previously estimated for the 2005 repatriation of foreign earnings that had been permanently re-invested outside the United States; the reversal of the valuation allowance against a deferred tax asset that Allergan has determined is now realizable: the resolution of uncertain tax positions due to completion of an IRS examination for tax years 2000 through 2002; the favorable recovery of previously paid state income taxes; the reversal of estimated interest income and expense related to previously paid state income taxes and tax settlements; the incurrence of accrued costs for a previously disclosed contingency involving non-income taxes in Brazil related to a longstanding administrative matter for the payment of certain sales taxes for years prior to 2000, for which Allergan management determined it is probable that Allergan could sustain a liability for unpaid taxes, including interest and penalties; and the effect of the unrealized gain/loss on the mark-to-market adjustment to foreign currency derivative instruments.
Allergan also reported sales performance using the non-GAAP financial measure of “adjusted total pharmaceutical product net sales.” Adjusted total pharmaceutical product net sales represents reported sales adjusted to exclude prior period net sales for Japan. Allergan shifted to a third party license and distribution business model for its operations in Japan in 2005 and accordingly has recorded no pharmaceutical product net sales for its Japan operations in 2006.
Allergan uses adjusted earnings and adjusted total pharmaceutical product net sales to enhance the investor’s overall understanding of the financial performance and prospects for the future of Allergan’s core business activities. Specifically, Allergan believes that a report of adjusted earnings, adjusted diluted earnings and adjusted total pharmaceutical product net sales provide consistency in its financial reporting and facilitates the comparison of results of core business operations between its current, past and future periods. Adjusted earnings, adjusted diluted earnings and adjusted total pharmaceutical product net sales are some of the primary indicators management uses for planning and forecasting in future periods. Allergan also uses these measures for evaluating management performance for compensation purposes.
In the press release, Allergan also reported sales performance using the non-GAAP financial measure of constant currency sales. Constant currency sales represent current period reported sales adjusted for the translation effect of changes in average foreign exchange rates between the current period and the corresponding period in the prior year. Allergan calculates the currency effect by comparing adjusted current period reported amounts, calculated using the monthly average foreign exchange rates for the corresponding period in the prior year, to the actual current period reported amounts. Management refers to growth rates at constant currency so that sales results can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of Allergan’s sales. Generally, when the dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower, respectively, than growth reported at actual exchange rates. Constant currency sales as defined and presented by Allergan may not be comparable to similar measures reported by other companies.
The non-GAAP financial measures reported by Allergan have limited applicability because they exclude expenses actually incurred by Allergan, Allergan believes that an appropriate analysis of its profitability cannot be effectively considered without reporting these non-GAAP financial measures. Allergan believes that its presentation of non-GAAP financial measures provides useful supplementary information to investors. The presentation of non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

This information and the information contained in the press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report is not incorporated by reference into any filings of Allergan made under the Securities Act of 1933, as amended, whether made before or after the date of this Current Report, regardless of any general incorporation language in the filing unless specifically stated so therein.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

99.1	Allergan, Inc. press release dated November 1, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLERGAN, INC.
Date: November 1, 2006	By:	/s/ Matthew J. Maletta
		Name:	Matthew J. Maletta
		Title:	Vice President, Assistant General Counsel and Assistant Secretary

Exhibit Index

Exhibit	Description of Exhibit
99.1	Allergan, Inc. press release dated November 1, 2006